Exhibit 99
PFIZER REPORTS STRONG FIRST-QUARTER 2021 RESULTS
▪First-Quarter 2021 Revenues of $14.6 Billion, Reflecting 42% Operational Growth; Excluding Revenues for BNT162b2 of $3.5 Billion, Revenues Grew 8% Operationally Including a Negative 5% Impact from Pricing
▪First-Quarter 2021 Reported Diluted EPS(1) of $0.86, Adjusted Diluted EPS(2) of $0.93
▪Raises Full-Year 2021 Guidance(3) for Revenues to a Range of $70.5 to $72.5 Billion and Adjusted Diluted EPS(2) to a Range of $3.55 to $3.65, Primarily Reflecting Updates to Anticipated Contributions from BNT162b2 Partially Offset by Additional R&D Expenses for Vaccines to Protect Against COVID-19 as Well as Other mRNA-Based Development Programs and COVID-19 Antivirals
–Now Anticipates Revenues of Approximately $26 Billion for BNT162b2, Reflecting 1.6 Billion Doses Expected to be Delivered in 2021 Under Signed Contracts as of Mid-April 2021
–Raises Revenue Guidance Range Excluding BNT162b2 by $200 Million, Reflecting Continued Strong Performance of the Business
▪Enters Into Contracts to Supply BNT162b2 to Canada and Israel for Periods Beyond 2021; Currently Negotiating Similar Potential Contracts with Multiple Other Countries
▪Maintains Quarterly Dividend for Second-Quarter 2021 at $0.39/Share; Dividend Will Not Be Reduced as a Result of the Initiation of a Quarterly Dividend by Viatris Inc. (Viatris)(4)
NEW YORK, NY, Tuesday, May 4, 2021 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2021 and raised 2021 guidance(3) for revenues and Adjusted diluted EPS(2) driven by the updated expectations for contributions to 2021 performance from BNT162b2, the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, as well as the strong performance of the business excluding BNT162b2, partially offset by anticipated additional R&D investments into vaccines to protect against COVID-19, as well as other mRNA-based development programs and COVID-19 antivirals.
Additionally, Pfizer published this morning on its website the first-quarter 2021 earnings presentation and accompanying prepared remarks from management.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “I am extremely proud of the way we have begun 2021, delivering strong financial results in the first quarter. Even excluding the growth provided from BNT162b2, our revenues grew 8% operationally, which aligns with our stated goal of delivering at least a 6% compound annual growth rate through 2025. In addition, we have achieved important clinical, regulatory and commercial milestones across our pipeline and portfolio while also continuing to increase our capacity to supply urgently-needed doses of BNT162b2 to the world. Each of these accomplishments further demonstrates our commitment to Pfizer’s purpose: Breakthroughs that change patients’ lives.”

Frank D’Amelio, Chief Financial Officer and Executive Vice President, Global Supply, stated: “I am very happy with the performance of all of our therapeutic areas this quarter. Multiple innovative and biosimilar products across our portfolio delivered growth, demonstrating the strength of our business and the depth and breadth of our growth drivers. I am also pleased with our recent announcement that we will maintain our dividend for second-quarter 2021 at the current level, even after Viatris begins paying its dividend. This will make 2021 the 12th year in a row with a dividend increase. I remain confident in Pfizer’s ability to continue to deliver on our commitments to our patients and shareholders in 2021 and beyond.”
Results for the first quarter of 2021 and 2020(5) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2021	2020	Change
Revenues	$ 14,582	$ 10,083	45%
Reported Net Income(1)	4,877	3,355	45%
Reported Diluted EPS(1)	0.86	0.60	44%
Adjusted Income(2)	5,262	3,546	48%
Adjusted Diluted EPS(2)	0.93	0.63	47%

REVENUES

($ in millions)	First-Quarter
	2021	2020	% Change
			Total	Oper.
Vaccines	$ 4,894	$ 1,611	*	*
Oncology	2,862	2,435	18%	16%
Internal Medicine	2,594	2,332	11%	10%
Hospital	2,343	2,088	12%	10%
Inflammation & Immunology	1,065	978	9%	7%
Rare Disease	824	639	29%	25%
Total Revenue	$ 14,582	$ 10,083	45%	42%

* Indicates calculation not meaningful.
Following the completion of the spin-off of the Upjohn Business(4) in the fourth quarter of 2020, Pfizer now operates as a focused innovative biopharmaceutical company engaged in the discovery, development, manufacturing, marketing, sales and distribution of biopharmaceutical products worldwide.
Revenues and expenses associated with the Upjohn Business(4) for first-quarter 2020 have been recategorized as discontinued operations and excluded from Adjusted(2) results. Pfizer’s Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, which had been reported within the results of the Upjohn Business(4) in the first three quarters of 2020, is now included within the Hospital therapeutic area for all periods presented.

Business development activities completed in 2020 and 2021 impacted financial results in the periods presented(4). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(6).
2021 FINANCIAL GUIDANCE(3)
Financial guidance reflects management’s current expectations for operational performance, foreign exchange rates and management’s current projections as to the severity, duration and global macroeconomic impact of the COVID-19 pandemic.
Key guidance assumptions included in these projections broadly reflect a continued recovery in macroeconomic and healthcare activity throughout 2021 as more of the population becomes vaccinated against COVID-19. These assumptions are guided by the trajectory of current infection rates in many parts of the world and the expected timeline for broad access to effective vaccines.
Pfizer is raising its guidance ranges for revenues, Adjusted cost of sales(2) as a percentage of revenues, Adjusted R&D expenses(2) and Adjusted diluted EPS(2) to reflect the updated expectations for contributions to 2021 performance from BNT162b2 and the continued strong performance of the business excluding BNT162b2, partially offset by anticipated additional R&D investments into vaccines to protect against COVID-19, as well as early research investments into other mRNA-based development programs and COVID-19 antivirals. Current 2021 financial guidance is presented below.

Revenues	$70.5 to $72.5 billion
(previously $59.4 to $61.4 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	38.0% to 39.0%
(previously 32.0% to 33.0%)
Adjusted SI&A Expenses(2)	$11.0 to $12.0 billion
Adjusted R&D Expenses(2)	$9.8 to $10.3 billion
(previously $9.2 to $9.7 billion)
Adjusted Other (Income)/Deductions(2)	Approximately $2.2 billion of income
Effective Tax Rate on Adjusted Income(2)	Approximately 15.0%
Adjusted Diluted EPS(2)	$3.55 to $3.65
(previously $3.10 to $3.20)

The midpoint of the guidance range for revenues represents 71% growth from 2020 revenues, including an expected $1.3 billion, or 3%, favorable impact from changes in foreign exchange rates. The midpoint of the updated guidance range for Adjusted diluted EPS(2) reflects a 59% increase over 2020 actual results, including an expected $0.09, or 4%, benefit due to favorable changes in foreign exchange rates.
Financial guidance for Adjusted diluted EPS(2) is calculated using approximately 5.7 billion weighted average shares outstanding, and does not currently assume any share repurchases in 2021.
Update to Assumptions Related to BNT162b2 Within Guidance
Due to additional supply agreements that have been signed since the previous guidance release, Pfizer is updating the revenue assumptions related to BNT162b2 incorporated within the above guidance ranges. The updated assumptions are summarized below.

Revenues for BNT162b2	Approximately $26 billion
(previously approximately $15 billion)
Adjusted Income(2) Before Tax (IBT) Margin for BNT162b2	High-20s as a Percentage of Revenues

The BNT162b2 revenue projection incorporated within Pfizer’s 2021 financial guidance includes 1.6 billion doses that are expected to be delivered in 2021 under contracts that have been signed through mid-April 2021. This guidance may be adjusted in the future as additional contracts are executed.
Adjusted(2) IBT margin guidance for BNT162b2 incorporates the current expectation for revenues for the product, less anticipated Adjusted(2) costs to manufacture, market and distribute BNT162b2, including applicable royalty expenses and a 50% gross margin split with BioNTech, as well as shared R&D expenses related to BNT162b2 and costs associated with other assets currently in development for the prevention and treatment of COVID-19. It also includes R&D expenses related to other mRNA-based development programs which are excluded from the collaboration with BioNTech. It does not include an allocation of corporate or other overhead costs.
Selected Financial Guidance Ranges Excluding BNT162b2
Pfizer is increasing its previous 2021 financial guidance for revenues and is reaffirming guidance ranges for Adjusted cost of sales(2) as a percentage of revenues and Adjusted diluted EPS(2) with BNT162b2 contributions excluded.

Revenues	$44.6 to $46.6 billion
(previously $44.4 to $46.4 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	21% to 22%
Adjusted Diluted EPS(2)	$2.50 - $2.60

The midpoint of the revenue guidance range above reflects approximately 6% operational growth compared to 2020 when all revenue impacts related to BNT162b2 are excluded from both periods, which is in line with the company’s stated goal of at least a 6% revenue compound annual growth rate through 2025. The midpoint of Pfizer’s Adjusted diluted EPS(2) guidance range excluding BNT162b2 reflects approximately 11% operational growth compared to the prior year.
CAPITAL ALLOCATION
▪During the first three months of 2021, Pfizer paid $2.2 billion of cash dividends, or $0.39 per share of common stock.
▪In April 2021, Pfizer announced that its board of directors declared a $0.39 second-quarter 2021 dividend. The board decided to maintain Pfizer’s quarterly dividend at its current level despite the planned declaration of a dividend payment by Viatris that would be payable to those Pfizer shareholders that have elected to continue holding Viatris shares received from the combination of Upjohn and Mylan(4). The decision to maintain the dividend was made based on Pfizer’s strong financial performance and will result in increased dividend income to those shareholders continuing to own shares of both Pfizer and Viatris(4).
▪No share repurchases have been completed to date in 2021. As of May 4, 2021, Pfizer’s remaining share repurchase authorization is $5.3 billion. Current 2021 financial guidance does not reflect any share repurchases in 2021.
▪First-quarter 2021 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS was 5,662 million shares, an increase of 49 million shares compared to the prior-year quarter primarily due to shares issued for employee compensation programs.
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2021 vs. First-Quarter 2020)
First-quarter 2021 revenues totaled $14.6 billion, an increase of $4.5 billion, or 45%, compared to the prior-year quarter, reflecting operational growth of $4.2 billion, or 42%, as well as a favorable impact of foreign exchange of $284 million, or 3%.
Compared with the prior-year quarter, first-quarter 2021 revenues were favorably impacted by approximately $400 million as a result of first-quarter 2021 having three additional selling days in the U.S. and four additional selling days in international markets. This increase in selling days will be offset in fourth-quarter 2021, resulting in essentially the same number of selling days in full-year 2021 as full-year 2020.

The favorable impact in first-quarter 2021 from selling days was partially offset by the non-recurrence of favorable impacts related to COVID-19 on first-quarter 2020, including increased demand for certain products of approximately $150 million and additional wholesaler inventories of approximately $100 million. The net favorable impact on first-quarter 2021 revenues of all of the above factors was approximately $150 million, accounting for approximately 1.5 percentage points of operational growth.
First-quarter 2021 operational growth was primarily driven by:
▪BNT162b2, which contributed $3.5 billion in global revenues;
▪Eliquis globally, up 25% operationally, led by growth in the U.S., emerging markets and developed Europe, driven primarily by continued increased adoption in non-valvular atrial fibrillation and oral anti-coagulant market share gains, as well as a favorable adjustment related to the Medicare “coverage gap” provision resulting from lower than previously expected discounts in prior periods;
▪Vyndaqel/Vyndamax globally, up 88% operationally, primarily driven by the approval in February 2020 of the transthyretin amyloid cardiomyopathy (ATTR-CM) indication in the European Union (EU), as well as the continued strong uptake of the ATTR-CM indication in the U.S. and Japan;
▪Xeljanz globally, up 18% operationally, primarily driven by:
–16% growth in the U.S., primarily reflecting higher volumes within the rheumatoid arthritis (RA), psoriatic arthritis (PsA) and ulcerative colitis (UC) indications, driven by reaching additional patients through improvements in formulary access; and
–21% operational growth in international markets, primarily reflecting continued uptake in the RA indication and, to a lesser extent, the UC indication in certain developed markets;
▪Xtandi in the U.S., up 28%, primarily driven by continued strong demand in the metastatic and non-metastatic castration-resistant prostate cancer indications, as well as the metastatic castration-sensitive prostate cancer indication, which was approved in the U.S. in December 2019; and
▪Inlyta globally, up 34% operationally, primarily reflecting increased demand in the U.S. and developed Europe following the approvals in 2019 for combinations of certain immune checkpoint inhibitors and Inlyta for the first-line treatment of patients with advanced renal cell carcinoma; as well as
▪Biosimilars, which grew 79% operationally to $530 million, primarily driven by recent oncology monoclonal antibody biosimilar launches of Ruxience (rituximab), Zirabev (bevacizumab) and Trazimera (trastuzumab) globally, as well as continued growth from Retacrit (epoetin) in the U.S.; and

▪Hospital products, which grew 10% operationally to $2.3 billion, primarily driven by Pfizer CentreOne, Pfizer’s contract manufacturing operation, reflecting sales of legacy Upjohn products to Viatris(4) and remdesivir to Gilead Sciences Inc., as well as growth from recent anti-infective product launches in international markets, partially offset by lower year-over-year volume for certain products globally due to a COVID-19-related surge in demand in the prior-year quarter, partially offset primarily by lower revenues for:
▪Prevnar 13 in the U.S., down 20%, primarily driven by:
▪a 57% decline for the adult indication, driven by disruptions to wellness visits due to COVID-19-related mobility restrictions or limitations, including delaying other vaccinations while receiving COVID-19 inoculations due to CDC guidance, as well as the impact of the revised Advisory Committee on Immunization Practices recommendation for the adult indication to shared clinical decision making and the continued impact of a lower remaining eligible adult population; and
▪a 6% decline for the pediatric indication, primarily reflecting the unfavorable impact of COVID-19 and lower year-over-year birth rates(8);
▪Ibrance in the U.S., down 7%, which reflects relatively stable U.S. prescription volume demand and Ibrance’s continued strong leadership position within the CDK 4/6 class, but also an increase in the proportion of patients accessing Ibrance through Pfizer’s Patient Assistance Program due to economic hardships brought on by the COVID-19 pandemic which is expected to normalize over time as the economic impact of the pandemic subsides; and
▪Chantix in the U.S., down 21%, driven by a negative impact from the COVID-19 pandemic resulting in a decline in patient visits to doctors for preventative health purposes, as well as the loss of patent protection in the U.S. in November 2020.

GAAP Reported(1) Income Statement Highlights
SELECTED REPORTED COSTS AND EXPENSES(1)

($ in millions)	First-Quarter
	2021	2020	% Change
			Total	Oper.
Cost of Sales(1)	$ 4,211	$ 1,940	*	*
Percent of Revenues	28.9%	19.2%	N/A	N/A
SI&A Expenses(1)	2,783	2,541	10%	8%
R&D Expenses(1)	2,014	1,672	20%	20%
Total	$ 9,008	$ 6,154	46%	43%

Other (Income)/Deductions––net(1)	($1,004)	$190	*	*
Effective Tax Rate on Reported Income(1)	14.2%	12.6%

* Indicates calculation not meaningful.
First-quarter 2021 Cost of Sales(1) as a percentage of revenues increased 9.7 percentage points compared with the prior-year quarter. The drivers for the increase include, among other things:
▪an increase of approximately 8 percentage points associated with sales of BNT162b2, which includes a charge for the 50% gross margin split with BioNTech; and
▪unfavorable changes in product mix, including higher sales of lower margin products from the Pfizer CentreOne operation, partially offset by the favorable impact of higher alliance revenues.
SI&A Expenses(1) increased 8% operationally in first-quarter 2021 compared with the prior-year quarter, reflecting, among other things:
▪an increase in deferred compensation savings plan expenses;
▪costs related to BNT162b2, primarily driven by a higher provision for healthcare reform fees based on sales; and
▪incremental costs associated with the implementation of certain cost reduction and productivity initiatives, partially offset by:
▪lower spending on Chantix following its loss of patent protection in the U.S. in November 2020.
First-quarter 2021 R&D Expenses(1) increased 20% operationally compared with the prior-year quarter, which primarily reflects spending on Pfizer’s efforts to develop BNT162b2 and therapeutics to help treat COVID-19.

Pfizer recorded $1.0 billion of other income––net(1) in first-quarter 2021 compared with $190 million of other deductions––net(1) in first-quarter 2020, primarily driven by net gains on equity securities in first-quarter 2021 versus net losses recorded in first-quarter 2020, higher net periodic benefit credits related to pension and postretirement plans and higher income from collaborations.
Adjusted(2) Income Statement Highlights
SELECTED ADJUSTED COSTS AND EXPENSES(2)

($ in millions)	First-Quarter
	2021	2020	% Change
			Total	Oper.
Adjusted Cost of Sales(2)	$ 4,177	$ 1,917	*	*
Percent of Revenues	28.6%	19.0%	N/A	N/A
Adjusted SI&A Expenses(2)	2,659	2,450	9%	7%
Adjusted R&D Expenses(2)	2,013	1,673	20%	19%
Total	$ 8,849	$ 6,041	46%	43%

Adjusted Other (Income)/Deductions––net(2)	($600)	($262)	*	*
Effective Tax Rate on Adjusted Income(2)	15.3%	16.0%

* Indicates calculation not meaningful.
Changes in Adjusted(2) costs and expenses in first-quarter 2021 compared to the prior-year quarter were driven primarily by the factors listed in the Reported(1) costs and expenses section above.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since February 2, 2021)
Product Developments
▪Ibrance (palbociclib)
–In February 2021, Pfizer announced that the U.S. Patent and Trade Office issued a U.S. Patent Term Extension certificate extending the term of U.S. Patent No. RE47,739 for Ibrance by more than four years until March 2027.
–In March 2021, Pfizer announced the peer-reviewed publication of real-world evidence demonstrating that first-line therapy with Ibrance in combination with letrozole was associated with improved real-world progression-free survival and overall survival in women with hormone receptor-positive (HR+), human epidermal growth factor 2-negative (HER2-) metastatic breast cancer compared with letrozole alone. The findings represent the first comprehensive comparative effectiveness analysis of survival outcomes for a CDK 4/6 inhibitor in routine clinical practice and were published online in Breast Cancer Research.
▪Lorbrena (lorlatinib) -- In March 2021, Pfizer announced that the U.S. Food and Drug Administration (FDA) approved the supplemental New Drug Application (sNDA) for Lorbrena, expanding the indication to include first-line treatment of people with anaplastic lymphoma kinase (ALK)-positive non-small cell lung cancer (NSCLC). Lorbrena is now indicated for adults with metastatic NSCLC whose tumors are ALK-positive as detected by an FDA-approved test. The FDA action converts the 2018 accelerated approval to full approval.
▪Panzyga (immune globulin intravenous [human] ifas 10% liquid preparation) -- In February 2021, Pfizer announced that the FDA approved the supplemental Biologics License Application (sBLA) for Panzyga to treat adult patients with a rare neurological disease of the peripheral nerves called chronic inflammatory demyelinating polyneuropathy (CIDP). Panzyga is the only intravenous immunoglobulin (IVIg) with two FDA-approved maintenance dosing options for CIDP.
▪TicoVac (Tick-borne Encephalitis Vaccine) -- In February 2021, Pfizer announced that the FDA accepted for Priority Review a Biologics License Application (BLA) for its tick-borne encephalitis (TBE) vaccine, as submitted for active immunization to prevent TBE in individuals 1 year of age and older. If approved, TicoVac would be the first vaccine in the U.S. to help protect adults and children who are visiting or living in TBE endemic areas. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is in August 2021.
▪Xeljanz (tofacitinib) -- In April 2021, Pfizer announced that the FDA has extended the review period for the sNDAs for Xeljanz / Xeljanz XR for the treatment of adults with active ankylosing spondylitis by three months, with a PDUFA goal date in early third-quarter 2021.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
▪Abrocitinib (PF-04965842)
–In March 2021, Pfizer announced the publication of complete results from the JADE COMPARE study of its investigational oral, once-daily, Janus kinase 1 (JAK1) inhibitor in The New England Journal of Medicine (NEJM). The study evaluated the safety and efficacy of two doses of abrocitinib, 100 mg and 200 mg, versus placebo in adults with moderate to severe atopic dermatitis who were on background topical therapy. The study included an active control arm where patients were treated with dupilumab, a biologic treatment administered by subcutaneous injection. Both doses of abrocitinib met the co-primary study endpoints.
–In April 2021, Pfizer announced that the FDA has extended the priority review period for the NDA for abrocitinib for the treatment of adults and adolescents with moderate to severe atopic dermatitis by three months, with a PDUFA goal date in early third-quarter 2021.
▪BNT162b2 (COVID-19 Vaccine) Development Program
–Clinical and Research Developments
•In February 2021, Pfizer and BioNTech announced results from in vitro studies published in Nature Medicine that demonstrated that sera from individuals vaccinated with BNT162b2 neutralize SARS-CoV-2 with key mutations present in the U.K. and South African variants.
•In February 2021, Pfizer and BioNTech announced results from an in vitro study published in NEJM that demonstrated sera from individuals immunized with BNT162b2 neutralize SARS-CoV-2 with the South African variant spike protein. The study investigated the full set of South African variant (also known as B.1.351 lineage) spike mutations and showed that while the results indicated a reduction in neutralization of virus with all the South African variant spike glycoprotein mutations, all the sera neutralized all the viruses tested.
•In February 2021, Pfizer and BioNTech announced they have begun a study evaluating the safety and immunogenicity of a third dose of BNT162b2 to understand the effect of a booster on immunity against COVID-19 caused by the circulating and potential newly emerging SARS-CoV-2 variants. The study will include participants from the Phase 1 study in the U.S. who will be offered the opportunity to receive a 30 μg booster of the current vaccine 6 to 12 months after receiving their initial two-dose regimen.
•In February 2021, Pfizer and BioNTech announced that the first participants have been dosed in a global Phase 2/3 study to further evaluate the safety, tolerability, and immunogenicity of BNT162b2 in preventing COVID-19 in healthy pregnant women 18 years of age and older.
•In March 2021, Pfizer and BioNTech began a global Phase 1/2/3 continuous study to further evaluate the safety, tolerability, and immunogenicity of BNT162b2 in preventing COVID-19 in healthy children 6 months to 11 years old. Vaccine effectiveness in the study will be inferred through immunobridging to the 16 to 25 year-old population in the pivotal Phase 3 trial. Results from the study are expected to be available in the second half of 2021.
•In March 2021, Pfizer, the Israel Ministry of Health (MoH) and BioNTech announced real-world evidence demonstrating dramatically lower incidence rates of COVID-19 disease in individuals fully vaccinated with BNT162b2. The analysis from the MoH demonstrated that two weeks after the second vaccine dose protection is even stronger – vaccine effectiveness was at least 97% in preventing symptomatic disease, severe/critical disease and death.
•In March 2021, Pfizer and BioNTech announced topline results from a pivotal Phase 3 trial in adolescents 12 to 15 years of age with or without prior evidence of SARS-CoV-2 infection. In the study, BNT162b2 demonstrated 100% efficacy and robust antibody responses, exceeding those recorded earlier in vaccinated participants aged 16 to 25 years old, and was well tolerated.
•In April 2021, Pfizer and BioNTech announced updated topline results from an analysis of 927 confirmed symptomatic cases of COVID-19 observed in the pivotal Phase 3 study through March 13, 2021, showing BNT162b2 was 91.3% effective against COVID-19, measured seven days through up to six months after the second dose. The vaccine was 100% effective against severe disease as defined by the U.S. Centers for Disease Control and Prevention (CDC), and 95.3% effective against severe COVID-19 as defined by the FDA. Safety data from the Phase 3 study has also been collected from more than 12,000 vaccinated participants who have a follow-up time of at least six months after the second dose, demonstrating a favorable safety and tolerability profile.
–Regulatory Developments
•In March 2021, Pfizer and BioNTech announced that the European Medicines Agency (EMA) approved storage of BNT162b2 at -25°C to -15°C for a total of two weeks based on data showing the stability at these temperatures in standard pharmaceutical freezers. This follows approval on February 25, 2021 by the FDA to update the U.S. Emergency Use Authorization (EUA)(7) Prescribing Information to allow for vaccine vials to be stored at these temperatures for a total of two weeks as an alternative or complement to storage in an ultra-low temperature freezer.
•In April 2021, Pfizer and BioNTech requested amendments to the U.S. EUA(7) of BNT162b2 to expand the use in adolescents 12 to 15 years of age. In addition, the companies have since requested similar amendments by other regulatory authorities worldwide.
–Commercial Developments
•In February 2021, Pfizer and BioNTech announced an agreement with the European Commission (EC) to supply an additional 200 million doses of BNT162b2 to the 27 EU member states. In April 2021, the EC exercised its option to purchase an additional 100 million doses under the agreement, bringing the total number of doses to be supplied by the companies to the EU in 2021 to 600 million.

•In February 2021, Pfizer and BioNTech announced that the U.S. government exercised its option for an additional 100 million doses of BNT162b2, bringing the total number of doses to be supplied by the companies to the U.S. government to 300 million. Consistent with the agreements for the prior 200 million doses, the U.S. government will pay $1.95 billion for the additional 100 million doses.
•In April 2021, Pfizer and BioNTech entered into an agreement with Israel to supply millions of doses in 2022, with an option to purchase millions of additional doses. The companies have also entered into an agreement with Canada to supply up to 125 million doses in 2022 and 2023, with options to purchase up to 60 million additional doses in 2024.
•As of May 3, 2021, Pfizer, along with its partner BioNTech, has shipped approximately 430 million doses of BNT162b2 to 91 countries and territories around the world.
▪Elranatamab (PF-06863135) -- In February 2021, Pfizer announced that the first participant has been dosed in the registration-enabling Phase 2 MagnetisMM-3 study of elranatamab, an investigational B-cell maturation antigen (BCMA) CD3-targeted bispecific antibody, in patients with relapsed/refractory multiple myeloma. New enrollment in the study has been paused while we provide additional information to the FDA regarding three cases of peripheral neuropathy observed in the ongoing Phase 1 MagnetisMM-1 study. Patients who are deriving clinical benefit from elranatamab may continue treatment.
▪PF-06482077 (20-Valent Pneumococcal Conjugate Vaccine Candidate)
–In February 2021, Pfizer announced that the EMA accepted for review the Marketing Authorization Application (MAA) for its 20-valent pneumococcal conjugate vaccine (20vPnC) candidate, as submitted for the prevention of invasive disease and pneumonia caused by Streptococcus pneumoniae serotypes in the vaccine in adults ages 18 years and older. With the MAA acceptance, the formal review process by the EMA’s Committee for Medicinal Products for Human Use (CHMP) begins.
–In anticipation of the potential for a COVID-19 vaccine booster to be necessary, approved under EUA by the FDA and recommended by the CDC for use in adults as early as the fall or winter of 2021, Pfizer will conduct a study on the safety and immunogenicity of co-administration of its 20vPnC candidate with a booster dose of BNT162b2. Results of the study are expected in the third quarter of 2021 and could potentially inform ACIP recommendations and guidelines surrounding the co-administration of Prevnar-13 or 20vPnC with BNT162b2.
▪PF-07321332 (oral antiviral therapeutic for COVID-19) -- In March 2021, Pfizer announced the initiation of a Phase 1 study in healthy adults to evaluate the safety and tolerability of an investigational, novel oral antiviral therapeutic for SARS-CoV-2. The oral antiviral clinical candidate, a SARS-CoV2-3CL protease inhibitor, has demonstrated potent in vitro anti-viral activity against SARS-CoV-2, as well as activity against other coronaviruses. It is the first orally administered coronavirus-specific investigational protease inhibitor to be evaluated in clinical studies.
▪Relugolix
–In March 2021, Myovant Sciences (Myovant) and Pfizer announced positive data from the Phase 3 LIBERTY randomized withdrawal study of relugolix combination therapy (relugolix 40 mg plus estradiol 1.0 mg and norethindrone acetate 0.5 mg) in women with uterine fibroids. The study was designed to assess the safety and efficacy of continued treatment with relugolix combination therapy for up to two years. This follows the announcement in February 2021 of the publication in NEJM of the Phase 3 LIBERTY 1 and LIBERTY 2 studies, which also met their primary endpoints. Relugolix combination tablet is currently under review by the FDA for the treatment of women with uterine fibroids, with a decision expected by the June 1, 2021 target action date.
–In April 2021, Myovant and Pfizer announced that the first participant has been dosed in the Phase 3 SERENE study evaluating the contraceptive efficacy of relugolix combination tablet (relugolix 40 mg, estradiol 1.0 mg and norethindrone acetate 0.5 mg) in healthy women ages 18-35 who are at risk for pregnancy. The primary efficacy endpoint is the at-risk Pearl Index, defined as the number of on-treatment pregnancies per 100 women-years of treatment. Safety data will also be collected during the study.
▪Somatrogon -- In February 2021, Pfizer and OPKO Health Inc. announced that the EMA has validated for review the MAA for somatrogon, a long-acting recombinant human growth hormone intended to be administered once-weekly for the treatment of pediatric patients with growth hormone deficiency. A decision from the EC is expected in 2022.
▪Tanezumab -- In March 2021, Pfizer and Eli Lilly and Company (Lilly) announced the outcome of the FDA Joint Arthritis Advisory Committee and Drug Safety and Risk Management Advisory Committee on tanezumab, an investigational monoclonal antibody currently under FDA review for the treatment of moderate-to-severe osteoarthritis pain in adult patient for whom use of other oral analgesics is ineffective or not appropriate. There was a single voting question focused on whether the proposed risk evaluation and mitigation strategy (REMS) for tanezumab will ensure its benefits outweigh its risks, and the Committee voted 1 in favor and 19 against. Pfizer and Lilly will continue to work with the FDA as it continues its review of the application.
▪VLA15 (Lyme Disease Vaccine) -- In March 2021, Valneva SE and Pfizer announced the initiation of study VLA15-221, a randomized, observer-blind, placebo-controlled Phase 2 study that will include both adult and pediatric subjects and will compare a three-dose vaccination schedule with a two-dose schedule of the Lyme disease vaccine candidate VLA15. This study is anticipated to be the final Phase 2 study readout before a decision to progress into pivotal Phase 3 studies.

Corporate Developments
▪In March 2021, Pfizer issued its Environmental, Social and Governance (ESG) Report for fiscal year 2020, the first of its kind for Pfizer. This new report, which includes enhanced disclosures and details about Pfizer’s efforts in the areas of ESG, is expected to be updated and released annually. The full report can be found at Pfizer.com/ESG_Report.
▪In April 2021, Pfizer’s Oncology leadership provided an update on pipeline progress within the oncology therapeutic area, including how Pfizer Oncology is applying its capabilities to move quickly and utilize cutting-edge science to key programs such as Lorbrena (lorlatinib) in ALK-positive metastatic lung cancer, elranatamab (PF-06863135) in multiple myeloma and Pfizer’s next generation breast cancer portfolio.
▪In April 2021, Pfizer announced that it has acquired Amplyx Pharmaceuticals, Inc. (Amplyx), a privately-held company dedicated to the development of therapies for debilitating and life-threatening diseases that affect people with compromised immune systems. Amplyx’s lead compound, Fosmanogepix (APX001), is a novel investigational asset in Phase 2 development for the treatment of invasive fungal infections.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(2)Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as actuarial gains and losses from pension and postretirement plan remeasurements, gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure.
As described in the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2020 Annual Report on Form 10-K, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to present the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2021 and 2020. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(1).
(3)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2021 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of April 4, 2021, including any one-time upfront payments associated with such transactions.
▪Includes Pfizer’s pro rata share of the Consumer Healthcare joint venture anticipated earnings, which is recorded in Adjusted other (income)/deductions(2) on a one-quarter lag.
▪Reflects an anticipated negative revenue impact of $0.9 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.
▪Exchange rates assumed are as of mid-April 2021. Financial guidance reflects the anticipated favorable impact of approximately $1.3 billion on revenues and approximately $0.09 on Adjusted diluted EPS(2) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2020.
▪Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which currently assumes no share repurchases in 2021.
▪Guidance for Adjusted other (income)/deductions(2) includes an estimated benefit of approximately $300 million resulting from a change in accounting principle to a more preferable policy under U.S. GAAP to immediately recognize actuarial gains and losses arising from the remeasurement of our pension and postretirement plans. This change went into effect in the first quarter of 2021 and prior period amounts have been recast to conform to the new accounting policy.
(4)The following business development activity, among others, impacted financial results for the periods presented:
▪On November 16, 2020, Pfizer completed the transaction to spin off its Upjohn Business and combine it with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). On December 21, 2020, which falls in Pfizer’s international first-quarter 2021, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan collaboration) and Pfizer transferred related operations that were part of the Mylan-Japan collaboration to Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations for all periods presented.

▪On April 9, 2020, Pfizer signed a global agreement with BioNTech to co-develop a first-in-class, mRNA-based coronavirus vaccine program, BNT162, aimed at preventing COVID-19 infection. In connection with the agreement, Pfizer paid BioNTech an upfront cash payment of $72 million in second-quarter 2020. Pfizer also made an equity investment of $113 million in BioNTech common stock. Pfizer made an additional investment of $50 million in common stock of BioNTech as part of an underwritten equity offering by BioNTech, which closed in July 2020. On January 29, 2021, Pfizer and BioNTech signed an amended version of the April 2020 agreement. Under the January 2021 agreement, BioNTech paid Pfizer its 50 percent share of prior development costs in a lump sum payment during the first quarter of 2021. Further R&D costs are being shared equally.
(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflects the three months ended on April 4, 2021 and March 29, 2020 while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflects the three months ended on February 28, 2021 and February 23, 2020.
(6)References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and since they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(7)BNT162b2 has not been approved or licensed by the U.S. Food and Drug Administration (FDA), but has been authorized for emergency use by the FDA under an Emergency Use Authorization (EUA) to prevent Coronavirus Disease 2019 (COVID-19) for use in individuals 16 years of age and older. The emergency use of this product is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product under Section 564 (b) (1) of the FD&C Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheet for Healthcare Providers Administering Vaccine (Vaccination Providers) including full EUA prescribing information available at www.cvdvaccine.com.
(8)The U.S. birth rate decline was 5% compared to 2020 levels, according to Demographic Intelligence.

Contacts:	Media		Investors
	Amy Rose	212.733.7410	Chuck Triano	212.733.3901
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2021	2020	(Decr.)
Revenues	$14,582	$10,083	45
Costs and expenses:
Cost of sales(2), (3)	4,211	1,940	*
Selling, informational and administrative expenses(2), (3)	2,783	2,541	10
Research and development expenses(2), (3)	2,014	1,672	20
Amortization of intangible assets(3)	872	849	3
Restructuring charges and certain acquisition-related costs(4)	23	54	(57)
(Gain) on completion of Consumer Healthcare JV transaction	—	(6)	*
Other (income)/deductions––net(5)	(1,004)	190	*
Income from continuing operations before provision for taxes on income	5,683	2,842	*
Provision for taxes on income(6)	805	359	*
Income from continuing operations	4,877	2,483	96
Income from discontinued operations––net of tax(1)	9	881	(99)
Net income before allocation to noncontrolling interests	4,886	3,364	45
Less: Net income attributable to noncontrolling interests	9	9	—
Net income attributable to Pfizer Inc. common shareholders	$4,877	$3,355	45

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.87	$0.45	95
Income from discontinued operations––net of tax	—	0.16	(99)
Net income attributable to Pfizer Inc. common shareholders	$0.87	$0.60	44

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.86	$0.44	95
Income from discontinued operations––net of tax	—	0.16	(99)
Net income attributable to Pfizer Inc. common shareholders	$0.86	$0.60	44
Weighted-average shares used to calculate earnings per common share:
Basic	5,584	5,545
Diluted	5,662	5,613
*Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(1)The financial statements present the three months ended April 4, 2021 and March 29, 2020. Subsidiaries operating outside the U.S. are included for the three months ended February 28, 2021 and February 23, 2020.
The financial results for the three months ended April 4, 2021 are not necessarily indicative of the results that ultimately could be achieved for the full year.
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). On December 21, 2020, which falls in Pfizer’s international first-quarter 2021, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan collaboration) and we transferred related operations that were part of the Mylan-Japan collaboration to Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations for all periods presented. Prior-period financial information has been restated, as appropriate.
In the first quarter of 2021, we adopted a change in accounting principle to a more preferable policy under U.S. GAAP to immediately recognize actuarial gains and losses arising from the remeasurement of our pension and postretirement plans. The actuarial gains and losses are classified as Other (income)/deductions––net. Prior period financial results have been recast to reflect this change in accounting principle. The impact of the change on the first quarter of 2020 was a $47 million decrease in Net income attributable to Pfizer Inc. common shareholders and a $0.01 decrease in Earnings per common share––diluted: Net income attributable to Pfizer Inc. common shareholders. See footnote (5) below.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.
(3)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization of intangible assets that are for a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(4)Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2021	2020
Restructuring charges/(credits)––acquisition-related costs(a)	$(6)	$—
Restructuring charges/(credits)––cost reduction initiatives(b)	25	40
Restructuring charges/(credits)	18	41
Transaction costs(c)	—	3
Integration costs and other(d)	5	10
Restructuring charges and certain acquisition-related costs	$23	$54
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	First-Quarter
(MILLIONS OF DOLLARS)	2021	2020
Interest income	$1	$(34)
Interest expense	335	390
Net interest expense	336	356
Royalty-related income	(176)	(119)
Net (gains)/losses on asset disposals	(39)	1
Net (gains)/losses recognized during the period on equity securities	(401)	255
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(231)	(115)
Net periodic benefit costs/(credits) other than service costs(a)	(266)	(103)
Certain legal matters, net	51	9
Consumer Healthcare JV equity method (income)/loss	(62)	33
Other, net	(216)	(126)
Other (income)/deductions––net	$(1,004)	$190
(a)Amounts include the impact of the change in accounting principle discussed in footnote (1) above.
(6)The increase in the effective tax rate for the first quarter of 2021, compared to the first quarter of 2020, was primarily due to an unfavorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2021
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$14,582	$—	$—	$—	$—	$14,582
Cost of sales(5), (6)	4,211	5	—	—	(39)	4,177
Selling, informational and administrative expenses(5), (6)	2,783	(1)	—	—	(124)	2,659
Research and development expenses(5), (6)	2,014	1	—	—	(3)	2,013
Amortization of intangible assets(6)	872	(763)	—	—	—	109
Restructuring charges and certain acquisition-related costs	23	—	2	—	(25)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	(1,004)	53	—	—	350	(600)
Income from continuing operations before provision for taxes on income	5,683	704	(2)	—	(160)	6,225
Provision for taxes on income	805	187	—	—	(38)	954
Income from continuing operations	4,877	517	(1)	—	(122)	5,271
Income from discontinued operations––net of tax(1)	9	—	—	(9)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc. common shareholders	4,877	517	(1)	(9)	(122)	5,262
Earnings per common share attributable to Pfizer Inc. common shareholders––diluted	0.86	0.09	—	—	(0.02)	0.93

	First-Quarter 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$10,083	$—	$—	$—	$—	$10,083
Cost of sales(5), (6)	1,940	4	—	—	(26)	1,917
Selling, informational and administrative expenses(5), (6)	2,541	—	—	—	(92)	2,450
Research and development expenses(5), (6)	1,672	1	—	—	—	1,673
Amortization of intangible assets(6)	849	(778)	—	—	—	71
Restructuring charges and certain acquisition-related costs	54	—	(13)	—	(40)	—
(Gain) on completion of Consumer Healthcare JV transaction	(6)	—	—	—	6	—
Other (income)/deductions––net(7)	190	(3)	—	—	(449)	(262)
Income from continuing operations before provision for taxes on income	2,842	776	13	—	602	4,233
Provision for taxes on income	359	175	3	—	140	678
Income from continuing operations	2,483	601	10	—	462	3,555
Income from discontinued operations––net of tax(1)	881	—	—	(881)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc. common shareholders	3,355	601	10	(881)	462	3,546
Earnings per common share attributable to Pfizer Inc. common shareholders––diluted	0.60	0.11	—	(0.16)	0.08	0.63

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)The financial statements present the three months ended April 4, 2021 and March 29, 2020. Subsidiaries operating outside the U.S. are included for the three months ended February 28, 2021 and February 23, 2020.
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). On December 21, 2020, which falls in Pfizer’s international first-quarter 2021, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan collaboration) and we transferred related operations that were part of the Mylan-Japan collaboration to Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations for all periods presented. Prior-period financial information has been restated, as appropriate.
In the first quarter of 2021, we adopted a change in accounting principle to a more preferable policy under U.S. GAAP to immediately recognize actuarial gains and losses arising from the remeasurement of our pension and postretirement plans. The actuarial gains and losses are classified as Other (income)/deductions––net. Prior period financial results have been recast to reflect this change in accounting principle. Also beginning in 2021, we exclude pension and postretirement actuarial remeasurement gains and losses from our Non-GAAP Adjusted results because of their inherent market volatility, which we do not control and cannot predict with any level of certainty and because we do not believe including these gains and losses assists investors in understanding our business or is reflective of our core operations and business. The impact of the change on the first quarter of 2020 was a $55 million increase in Non-GAAP Adjusted Income attributable to Pfizer Inc. common shareholders and a $0.01 increase in Adjusted diluted EPS. See footnote (3) below.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.
(2)Acquisition-related items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2021	2020
Restructuring charges/(credits)(a)	$(6)	$—
Transaction costs(b)	—	3
Integration costs and other(c)	5	10
Total acquisition-related items––pre-tax	(2)	13
Income taxes(d)	—	(3)
Total acquisition-related items––net of tax	$(1)	$10
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations. All of these items are included in Restructuring charges and certain acquisition-related costs.
(b)Transaction costs represent external costs for banking, legal, accounting and other similar services. All of these items are included in Restructuring charges and certain acquisition-related costs.
(c)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.
(d)Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying the applicable tax rate.
(3)Certain significant items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2021	2020
Restructuring charges/(credits)––cost reduction initiatives(a)	$25	$40
Implementation costs and additional depreciation––asset restructuring(b)	85	23
Net (gains)/losses recognized during the period on equity securities(c)	(399)	195
Certain legal matters, net(c)	11	9
Business and legal entity alignment costs(d)	74	76
Actuarial valuation and other pension and postretirement plan (gains)/losses(e)	(39)	82
(Gain) on completion of Consumer Healthcare JV transaction	—	(6)
Other(f)	83	183
Total certain significant items––pre-tax	(160)	602
Income taxes(g)	38	(140)
Total certain significant items––net of tax	$(122)	$462

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(a)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs.
(b)Relates to our cost-reduction and productivity initiatives not related to acquisitions. Primarily included in Cost of sales ($21 million) and Selling, informational and administrative expenses ($64 million) for the first quarter of 2021. Primarily included in Cost of sales ($14 million) and Selling, informational and administrative expenses ($15 million) for the first quarter of 2020.
(c)Included in Other (income)/deductions––net.
(d)For the first quarter of 2021, primarily included in Cost of sales ($17 million) and Selling, informational and administrative expenses ($53 million) and in the first quarter of 2020, primarily included in Cost of sales ($11 million) and Selling, informational and administrative expenses ($61 million) and mainly represents costs for consulting, legal, tax and advisory services associated with the internal reorganization of legal entities.
(e)Included in Other (income)/deductions––net. In the first quarter of 2021, includes a $47 million interim actuarial remeasurement pre-tax gain and in the first quarter of 2020, includes an $81 million interim actuarial remeasurement pre-tax loss. See footnote (1) above.
(f)For the first quarter of 2021, primarily included in Other (income)/deductions––net. For the first quarter of 2020, primarily included in Selling, informational and administrative expenses ($17 million) and Other (income)/deductions––net ($164 million). Among other things, the first quarter of 2021 includes charges of $49 million and the first quarter of 2020 includes charges of $160 million recorded in Other (income)/deductions––net, primarily representing our pro rata share of restructuring and business combination accounting charges recorded by the Consumer Healthcare JV.
(g)Included in Provision for taxes on income. Includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying the applicable tax rate.
(4)Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2020 Annual Report on Form 10-K), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented solely to permit investors to more fully understand how management assesses performance.
(5)Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.
(6)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization of intangible assets that are for a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(7)Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2021	2020
Interest income	$1	$(34)
Interest expense	337	395
Net interest expense	338	362
Royalty-related income	(176)	(119)
Net (gains)/losses on asset disposals	(39)	1
Net (gains)/losses recognized during the period on equity securities	(2)	60
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(231)	(115)
Net periodic benefit costs/(credits) other than service costs	(227)	(184)
Certain legal matters, net	40	—
Consumer Healthcare JV equity method (income)/loss	(111)	(127)
Other, net	(192)	(139)
Non-GAAP Adjusted Other (income)/deductions––net	$(600)	$(262)
For additional information regarding the adjustments, see the accompanying reconciliations. See Note (5) to the Consolidated Statements of Income above for additional information on the components comprising GAAP reported

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (3) above.

PFIZER INC. - REVENUES
FIRST-QUARTER 2021 and 2020 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2021	2020	% Change		2021	2020	% Change	2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$14,582	$10,083	45%	42%	$7,597	$5,289	44%	$6,985	$4,793	46%	40%
Vaccines	$4,894	$1,611	*	*	$2,695	$812	*	$2,199	$799	*	*
BNT162b2 alliance revenues and direct sales	3,462	—	*	*	2,038	—	*	1,424	—	*	*
Prevnar 13/Prevenar 13	1,284	1,450	(11%)	(12%)	638	794	(20%)	646	656	(2%)	(3%)
FSME/IMMUN-TicoVac	53	48	11%	1%	—	—	—	53	48	11%	1%
Nimenrix	46	75	(39%)	(42%)	—	—	—	46	75	(39%)	(42%)
All other Vaccines	49	38	27%	20%	19	18	6%	30	21	45%	32%
Oncology	$2,862	$2,435	18%	16%	$1,767	$1,572	12%	$1,095	$863	27%	21%
Ibrance	1,254	1,248	—	(1%)	794	852	(7%)	460	396	16%	11%
Xtandi alliance revenues	267	209	28%	28%	267	209	28%	—	—	—	—
Inlyta	229	169	36%	34%	141	116	22%	88	53	65%	58%
Sutent	200	205	(2%)	(5%)	52	52	(1%)	149	153	(3%)	(6%)
Xalkori	134	149	(10%)	(13%)	28	39	(29%)	107	110	(3%)	(8%)
Bosulif	123	100	23%	21%	80	68	18%	43	32	33%	26%
Retacrit(c)	109	89	22%	20%	85	66	28%	24	23	7%	(3%)
Ruxience(c)	98	7	*	*	89	7	*	9	—	*	*
Zirabev(c)	86	6	*	*	32	4	*	54	2	*	*
Lorbrena	60	42	43%	39%	32	25	27%	28	17	66%	58%
Aromasin	52	34	54%	46%	1	1	(42%)	51	32	59%	50%
Besponsa	50	44	14%	13%	33	29	12%	17	15	19%	14%
Braftovi	47	37	25%	25%	47	37	25%	—	—	—	—
Mektovi	35	37	(4%)	(4%)	35	37	(4%)	—	—	—	—
All other Oncology	119	59	*	99%	53	29	79%	66	29	*	*
Internal Medicine	$2,594	$2,332	11%	10%	$1,448	$1,348	7%	$1,146	$984	17%	13%
Eliquis alliance revenues and direct sales	1,643	1,300	26%	25%	981	805	22%	662	495	34%	29%
Chantix/Champix	217	270	(20%)	(21%)	166	212	(21%)	51	59	(13%)	(18%)
Premarin family	143	152	(6%)	(6%)	133	141	(6%)	11	10	1%	—
Pristiq	60	41	46%	45%	26	9	*	34	32	8%	7%
Toviaz	57	60	(5%)	(8%)	13	19	(29%)	44	41	7%	1%
All other Internal Medicine	474	509	(7%)	(8%)	129	162	(20%)	344	347	(1%)	(3%)
Hospital(b)	$2,343	$2,088	12%	10%	$905	$890	2%	$1,437	$1,198	20%	15%
Sulperazon	192	187	3%	(4%)	—	—	—	192	187	3%	(4%)
Medrol	99	129	(23%)	(25%)	45	78	(42%)	54	51	5%	1%
Zavicefta	94	49	92%	92%	—	—	—	94	49	92%	92%
Zithromax	89	138	(36%)	(39%)	(1)	3	*	90	136	(34%)	(37%)
Vfend	80	74	8%	3%	—	1	(71%)	80	73	9%	5%
Fragmin	71	59	20%	15%	1	2	(47%)	70	57	23%	17%
EpiPen	66	84	(22%)	(22%)	57	72	(21%)	9	12	(27%)	(29%)
Zyvox	55	70	(21%)	(24%)	4	6	(39%)	52	64	(20%)	(22%)
Precedex	55	42	31%	32%	20	25	(20%)	35	17	*	*
IVIg Products(d)	105	98	7%	7%	105	98	7%	—	—	—	—
Pfizer CentreOne(e)	391	152	*	*	153	76	99%	238	76	*	*
All other Anti-infectives	397	395	1%	—	111	136	(19%)	287	259	11%	10%
All other Hospital	648	610	6%	4%	411	393	5%	237	217	9%	3%
Inflammation & Immunology (I&I)	$1,065	$978	9%	7%	$462	$391	18%	$603	$587	3%	(1%)
Xeljanz	538	451	19%	18%	332	286	16%	206	166	25%	21%
Enbrel (Outside the U.S. and Canada)	319	347	(8%)	(11%)	—	—	—	319	347	(8%)	(11%)
Inflectra/Remsima(c)	177	158	12%	9%	105	84	25%	72	74	(3%)	(10%)
All other I&I	31	22	40%	42%	26	21	20%	5	1	*	*
Rare Disease	$824	$639	29%	25%	$320	$277	15%	$505	$362	39%	32%
Vyndaqel/Vyndamax	453	231	96%	88%	206	127	62%	247	105	*	*
BeneFIX	112	121	(7%)	(9%)	59	66	(10%)	53	55	(4%)	(8%)
Refacto AF/Xyntha	89	89	(1%)	(4%)	21	19	12%	68	71	(5%)	(8%)
Genotropin	80	103	(22%)	(25%)	4	31	(86%)	75	72	5%	1%
Somavert	65	64	3%	(2%)	22	25	(13%)	43	38	13%	5%
All other Rare Disease	26	31	(16%)	(12%)	7	9	(25%)	19	21	(12%)	(6%)
Total Alliance revenues	$1,770	$1,382	28%	26%	$1,266	$1,022	24%	$504	$360	40%	30%
Total Biosimilars(c)	$530	$288	84%	79%	$327	$167	96%	$203	$122	67%	56%
Total Sterile Injectable Pharmaceuticals(f)	$1,482	$1,401	6%	4%	$682	$715	(5%)	$800	$686	17%	13%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2021 and 2020 - (UNAUDITED)

	DEVELOPED EUROPE(g)				DEVELOPED REST OF WORLD(h)				EMERGING MARKETS(i)
	2021	2020	% Change		2021	2020	% Change		2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$3,038	$1,708	78%	64%	$1,123	$919	22%	16%	$2,824	$2,166	30%	31%
Vaccines	$1,127	$250	*	*	$176	$103	70%	60%	$896	$446	*	98%
BNT162b2 alliance revenues and direct sales	841	—	*	*	70	—	*	*	513	—	*	*
Prevnar 13/Prevenar 13	178	149	20%	9%	100	97	3%	(3%)	368	410	(10%)	(8%)
FSME/IMMUN-TicoVac	47	43	11%	1%	—	—	—	—	6	5	12%	4%
Nimenrix	33	40	(18%)	(25%)	5	5	(5%)	(14%)	8	29	(73%)	(71%)
All other Vaccines	28	19	50%	36%	1	1	2%	(2%)	1	1	(3%)	(7%)
Oncology	$505	$365	39%	27%	$215	$167	29%	23%	$374	$332	13%	15%
Ibrance	244	197	23%	13%	102	85	20%	14%	114	114	—	7%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	37	14	*	*	23	16	44%	37%	29	23	23%	25%
Sutent	53	61	(14%)	(22%)	20	21	(5%)	(10%)	76	71	8%	9%
Xalkori	26	23	12%	2%	12	11	12%	6%	69	76	(10%)	(12%)
Bosulif	21	15	39%	27%	15	11	36%	30%	7	6	12%	18%
Retacrit(c)	24	22	7%	(3%)	—	—	—	—	—	—	—	—
Ruxience(c)	3	—	*	*	5	—	*	*	1	—	*	*
Zirabev(c)	41	—	*	*	10	2	*	*	3	—	*	*
Lorbrena	12	7	77%	62%	10	9	13%	8%	6	2	*	*
Aromasin	7	6	16%	6%	2	2	(6%)	(11%)	42	24	75%	67%
Besponsa	8	7	12%	3%	7	6	20%	14%	3	2	37%	46%
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	31	11	*	*	10	4	*	*	24	14	75%	75%
Internal Medicine	$533	$455	17%	7%	$218	$212	3%	(3%)	$396	$317	25%	32%
Eliquis alliance revenues and direct sales	355	278	28%	17%	102	87	17%	11%	205	130	57%	66%
Chantix/Champix	23	34	(31%)	(36%)	16	15	9%	1%	11	10	10%	15%
Premarin family	—	—	—	—	5	5	10%	5%	5	5	(6%)	(4%)
Pristiq	10	9	19%	8%	9	9	4%	(2%)	15	14	4%	13%
Toviaz	18	16	16%	6%	23	22	3%	(2%)	3	3	(11%)	(2%)
All other Internal Medicine	125	119	6%	(5%)	61	74	(17%)	(21%)	158	154	2%	8%
Hospital(b)	$357	$207	72%	60%	$189	$168	12%	6%	$891	$822	8%	6%
Sulperazon	—	—	—	—	2	2	(13%)	(17%)	191	185	3%	(4%)
Medrol	14	15	(6%)	(14%)	10	10	(3%)	(7%)	30	26	13%	13%
Zavicefta	31	17	78%	62%	—	—	—	—	63	32	*	*
Zithromax	10	15	(37%)	(42%)	5	9	(36%)	(39%)	75	112	(33%)	(36%)
Vfend	6	4	32%	21%	13	15	(12%)	(17%)	61	54	13%	9%
Fragmin	36	29	27%	17%	12	13	(4%)	(8%)	22	16	38%	36%
EpiPen	—	—	—	—	9	12	(27%)	(29%)	—	—	—	—
Zyvox	3	2	12%	3%	7	6	11%	5%	42	56	(24%)	(26%)
Precedex	—	—	—	—	7	9	(25%)	(29%)	29	8	*	*
IVIg Products(d)	—	—	—	—	—	—	—	—	—	—	—	—
Pfizer CentreOne(e)	148	37	*	*	29	5	*	*	61	34	83%	77%
All other Anti-infectives	69	54	29%	17%	23	24	(5%)	(11%)	195	181	8%	11%
All other Hospital	41	34	19%	9%	72	62	16%	7%	124	120	3%	—
Inflammation & Immunology (I&I)	$272	$270	1%	(8%)	$160	$149	8%	2%	$171	$168	2%	9%
Xeljanz	80	66	22%	12%	67	54	24%	18%	58	45	29%	40%
Enbrel (Outside the U.S. and Canada)	145	154	(6%)	(14%)	67	75	(11%)	(17%)	108	117	(8%)	(3%)
Inflectra/Remsima(c)	54	59	(10%)	(17%)	16	10	66%	59%	2	5	(53%)	(54%)
All other I&I	(6)	(9)	(26%)	(32%)	9	9	1%	(4%)	3	—	*	*
Rare Disease	$244	$161	51%	38%	$165	$120	38%	31%	$96	$81	18%	23%
Vyndaqel/Vyndamax	132	38	*	*	107	61	76%	68%	9	6	52%	54%
BeneFIX	17	20	(13%)	(20%)	15	17	(10%)	(16%)	21	19	10%	12%
Refacto AF/Xyntha	32	39	(18%)	(24%)	6	9	(28%)	(33%)	29	23	26%	27%
Genotropin	29	32	(9%)	(17%)	27	25	10%	4%	19	16	25%	36%
Somavert	34	30	14%	4%	5	5	12%	7%	4	4	7%	12%
All other Rare Disease	—	3	(84%)	(82%)	5	5	4%	(1%)	13	14	(3%)	8%
Total Alliance revenues	$390	$266	47%	36%	$113	$94	20%	14%	$1	$1	23%	(10%)
Total Biosimilars(c)	$144	$94	53%	40%	$34	$13	*	*	$25	$14	73%	80%
Total Sterile Injectable Pharmaceuticals(f)	$135	$106	27%	17%	$103	$101	2%	(4%)	$562	$479	17%	15%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (g) to (i) below, respectively.
(b)
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan to form Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations for all periods presented. Beginning in the fourth quarter of 2020, the results of our Meridian subsidiary, which was previously included in our former Upjohn operating segment, are reported in the Hospital therapeutic area for all periods presented.

(c)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima, Retacrit, Ruxience and Zirabev.
(d)	Intravenous immunoglobulin (IVIg) products include the revenues from Panzyga, Octagam and Cutaquig.
(e)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with former legacy Pfizer businesses/partnerships, including but not limited to, transitional manufacturing and supply agreements with Viatris following the spin-off of the Upjohn Business.

(f)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital therapeutic area, including anti-infective sterile injectable pharmaceuticals.
(g)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(h)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(i)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Eastern Europe, Latin America, Central Europe, the Middle East, Africa and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 4, 2021. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance; reorganizations; business plans and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, clinical trial results and other developing data that become available, revenue contribution, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our efforts to respond to COVID-19, including the Pfizer-BioNTech COVID-19 vaccine (BNT162b2) and our investigational protease inhibitors; and our expectations regarding the impact of COVID-19 on our business, operations and financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of R&D activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval from regulators on a timely basis or at all; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; the impact of recommendations by technical or advisory committees; and the timing of pricing approvals and product launches;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz ORAL Surveillance (A3921133) study or any potential actions by regulatory authorities based on analysis of ORAL Surveillance or other data;
•the success and impact of external business-development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our or our third party suppliers’ facilities; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) on our business, operations and financial condition and results, including, among others, the impact of COVID-19 on our sales and operations, including impacts on our employees, manufacturing, supply chain, marketing, research and development and clinical trials;
•risks and uncertainties related to our efforts to develop and commercialize a vaccine to help prevent COVID-19 and potential treatments for COVID-19, as well as challenges related to their manufacturing, supply and distribution, including, among others, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with pre-clinical or clinical data (including the Phase 3 data for BNT162b2), including the possibility of unfavorable new pre-clinical, clinical or safety data and further analyses of existing pre-clinical, clinical or safety data; the ability to produce comparable clinical or other results, including the rate of vaccine effectiveness and safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial and additional studies or in larger, more diverse populations following commercialization; the ability of BNT162b2 to prevent COVID-19 caused by emerging virus variants; the risk that more widespread use of the vaccine will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program or other programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from these and any future pre-clinical and clinical studies; whether and when a Biologics License Application (BLA) for BNT162b2 may be filed in the U.S. and whether and when other biologics license and/or EUA applications or amendments to any such applications may be filed in particular jurisdictions for BNT162b2 or any other potential vaccines that may arise from the BNT162 program, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when any applications that may be pending or filed for BNT162b2 (including a potential BLA in the U.S. or any requested amendments to the emergency use or conditional marketing authorizations) or other vaccines that may result from the BNT162 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s benefits outweigh its known risks and determination of the vaccine’s efficacy and, if approved, whether it will be commercially successful; decisions by regulatory authorities impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine, including development of products or therapies by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; the risk that demand for any products may be reduced or no longer exist; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s ultra-low temperature formulation, two-dose schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; the risk that we may not be able to successfully develop other vaccine formulations, booster doses or new variant-specific vaccines; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program or potential treatment for COVID-19; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain or scale up manufacturing capacity on a timely basis or maintain access to logistics or supply channels commensurate with global demand for our vaccine or any potential approved treatment, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine within the projected time periods as previously indicated; whether and when additional supply agreements will be reached; uncertainties regarding the ability to obtain recommendations from vaccine advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products; challenges related to public vaccine confidence or awareness; trade restrictions; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, civil unrest or military action;
•the impact of product recalls, withdrawals and other unusual items;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;

Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation;
•governmental laws and regulations affecting our operations, including, without limitation, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations, including, among others, any potential changes to the existing tax law by the current U.S. Presidential administration and Congress increasing the corporate tax rate and/or the tax rate on foreign earnings;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•our ability to protect our patents and other intellectual property, including against claims of invalidity that could result in loss of exclusivity, unasserted intellectual property claims and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce intellectual property related to our products, including our vaccine to help prevent COVID-19 and potential treatments for COVID-19.
We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release.